Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Andrew Samuel (717) 724-2800	CONTACT: John Featherman (484) 881-4100

FEDERAL RESERVE APPROVES TOWER ACQUISITION OF FIRST CHESTER

All Bank Regulatory Approvals Received

June 30, 2010  HARRISBURG, PA— Tower Bancorp, Inc. (“Tower”) (NASDAQ: TOBC) and First Chester County Corporation (“First Chester”) (NASDAQ: FCEC) today jointly announced that the Federal Reserve Bank of Philadelphia has approved Tower’s application to acquire First Chester.   This follows the previously announced approvals received from the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking and represents the final bank regulatory approval required in connection with the transaction.

“The Federal Reserve’s approval marks the satisfaction of an important condition to the acquisition.  We are very pleased by this development and remain confident in the positive impact the acquisition will have on the customers, shareholders and communities of Tower and First Chester,” said Andrew Samuel, chairman and CEO of Tower.

John A. Featherman III, chairman, president and CEO of First Chester added, “We are very pleased that all of the necessary regulatory approvals are in place and we look forward to completing the combination with Tower.”

The transaction remains subject to approval by the shareholders of Tower and First Chester, as well as the satisfaction of other closing conditions.

Additional Information About the Merger

The proposed transaction will be submitted to the shareholders of First Chester and Tower for their consideration and approval.  In connection with the proposed transaction, Tower will be filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 which will include a joint proxy statement/prospectus and other relevant documents to be distributed to the shareholders of Tower and First Chester. Investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and First Chester, free of charge from the SEC’s website (www.sec.gov), by contacting Tower Bancorp, Inc., 112 Market Street, Harrisburg, Pennsylvania 17101, Attention: Brent Smith, Investor Relations, telephone 717-724-4666 or by contacting  First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania 19381, Attention: John Stoddart, Investor Relations, telephone 484-881-4141. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Tower, First Chester and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Tower and First Chester shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Tower and First Chester shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Tower’s executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC’s Internet site (www.sec.gov).   Information about First Chester’s executive officers and directors is set forth in its most recent proxy statement filed with the SEC, which is available at the SEC’s Internet site.  You can also obtain free copies of these documents from Tower or First Chester, as appropriate,  using the contact information above.

This document is not an offer to sell shares of Tower’s securities which may be issued in the proposed transaction. Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 27 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.5 billion, the company’s unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp Inc.’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp, Inc. and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

About First Chester County Corporation

First Chester County Corporation and its wholly owned subsidiary, First National Bank of Chester County, is a financial institution with $1.3 billion in assets and with 23 branch offices located in Chester, Delaware, Lancaster and Cumberland counties.  Founded in 1863, First National Bank of Chester County is the eighth oldest national bank in the country.  First National provides quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups.  Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County.  For more information, visit www.1nbank.com. Mortgage services are provided through American Home Bank, a division of First National Bank of Chester County.  American Home Bank (AHB) has multiple national delivery channels in the retail and wholesale mortgage arena as well as joint venture mortgage partnerships with builders and systems-built manufacturers.  For more information visit www.bankahb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s and First Chester County Corporation’s filings with the Securities and Exchange Commission (SEC).

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